Exhibit 2.2

AMENDMENT TO ARRANGEMENT AGREEMENT

THIS AMENDMENT TO ARRANGEMENT AGREEMENT (this “Amendment”) is made effective the 12th day of March, 2025, and is made between LIONS GATE ENTERTAINMENT CORP., a company existing under the laws of British Columbia (“LGEC”), LIONSGATE STUDIOS CORP., a company existing under the laws of the Province of British Columbia (“LG Studios”), LIONSGATE STUDIOS HOLDING CORP., a company existing under the laws of the Province of British Columbia (“New Lionsgate”) and LG SIRIUS HOLDINGS ULC, an unlimited liability company existing under the laws of the Province of British Columbia (“Sirius”).

RECITALS

A.  LGEC, LG Studios, New Lionsgate, and Sirius have entered into an arrangement agreement (the “Arrangement Agreement”) dated January 29, 2025, pursuant to which the Parties agreed to complete the Arrangement.

B.  The Parties now wish to amend certain terms set forth in (i) the Arrangement Agreement, (ii) the Plan of Arrangement attached to the Arrangement Agreement as Schedule A, and (iii) the LGEC Interim Articles attached to the Arrangement Agreement as Schedule D, the LGEC Final Articles attached to the Arrangement Agreement as Schedule E, the New Lionsgate Interim Articles attached to the Arrangement Agreement as Schedule F, and the New Lionsgate Final Articles attached to the Arrangement Agreement as Schedule G.

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	AMENDMENTS

(i)	The definition of “Outside Date” in the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

“Outside Date” means September 30, 2025, or such other date as mutually agreed upon in writing by LGEC and LG Studios.”.

(ii)	The Plan of Arrangement attached as Schedule A to the Arrangement Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

(iii)	Article 10.9(h) of each of Schedule D, Schedule E, Schedule F, and Schedule G to the Arrangement Agreement is deleted in its entirely and replaced with the following:

(h)

Notwithstanding any other provision of these Articles, notice given to the secretary of the Company pursuant to this Article 10.9 may only be given by personal delivery, facsimile transmission or by email to the Company’s principal executive offices as set forth in the Company’s filings with the US Securities and Exchange Commission, and will be deemed to have been given and made only at the time it is served by personal delivery to the secretary of the Company at the registered office of the Company, sent by email (to the address above-mentioned) or sent by facsimile transmission (provided the receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is not a business day or after the close of business on a day which is a business day, then such delivery or electronic communication will be deemed to have been on the subsequent day that is a business day.

2.	INTERPRETATION

Any capitalized terms used in this Amendment and not otherwise defined herein shall have the same meanings ascribed to them under the Arrangement Agreement or the Plan of Arrangement, as the case may be.

3.	FURTHER ASSURANCES

The Parties agree to do such further things and execute such further documents as may be required to give effect to this Amendment.

4.	GOVERNING LAW

This Amendment shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

5.	ARRANGEMENT AGREEMENT REMAINS IN EFFECT

Except as specifically amended by this Amendment, all other terms and conditions of the Arrangement Agreement (including the exhibits and schedules attached thereto) shall remain in full force and unchanged. On and after the date hereof, each reference to the Arrangement Agreement, as amended by this Amendment, “this Arrangement Agreement”, “this Agreement”, “herein”, “hereby”, and similar references, and each reference to the Arrangement Agreement in any other agreement, certificate, document or instrument relating thereto, shall mean and refer to the Arrangement Agreement as amended.

6.	COUNTERPARTS

This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Amendment, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

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IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives as of the date first written above.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ Bruce Tobey
Name: Bruce Tobey
Title: General Counsel

LIONSGATE STUDIOS CORP.

By:	/s/ Bruce Tobey
Name: Bruce Tobey
Title: General Counsel

LIONSGATE STUDIOS HOLDING CORP.

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: Chief Executive Officer, Principal Executive Officer, President and Secretary

LG SIRIUS HOLDINGS ULC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President

Schedule A

PLAN OF ARRANGEMENT